Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Fiona Abolade
VCampus Corporation
(703) 654-7221
fabolade@vcampus.com

VCampus Announces Second Quarter Financial Results

                           Total revenues grew by 29% over the same quarter in 2005 as the company makes transition to certification related revenues

Reston, Va.— Aug. 14, 2006—VCampus Corporation (OTCBB:  VCMP.OB), a provider of comprehensive e-Learning publishing and hosting services to corporations, government agencies, professional associations and credentialing organizations, today announced its financial results for the second quarter ended June 30, 2006.

Highlights:

•                  The company closed on the $2.1 million acquisition of Prosoft Learning Corporation in the second quarter. The acquisition of Prosoft enables VCampus to add the market globally leading CIW and CTP certifications to its product offerings.

•                  The company released a major update of Select Partner Courses for (ISC)2’s CISSP Program and a new certification course for the CFA Institute in May 2006 and experienced record sales of approximately $80,000 from the two CFA courses in the quarter. These courses are expected to contribute significantly to online tuition revenues going forward.

•                  The Online tuition revenues in Q2 declined in 2006 from the same quarter a year ago from decline in legacy hosting for a single client, a business model the company is rapidly moving away from toward certification related revenues. The company expects to replace legacy online tuition revenues from commodity hosting with Select Partner Certification related revenues significantly going forward with the integration of Prosoft in Q3 2006 and beyond.

•                  The company increased the deferred revenues by 164% from $469,280 in Q2 2005 to $1,239,214 in Q2 2006 largely from prepaid tuition fees from the Department of Veteran’s Administration and from enrollment in courses from CFA Institute and a few partners.

•                  The company signed a new Select Partner in the second quarter of 2006, the Institute of Management Accountants with over 65,000 members, which adds to the existing Select Partners such as CFA Institute, (ISC)2, PCI Global, Inc., the New York Institute of Finance, the Association for Financial Professionals, Sourcefire, Inc., the National Contract Management Association, the American College of Forensic Examiners, the Emergency Nurses Association and the Regulatory Affairs Professionals Society.

The company reported total revenues of $1,407,668 in the second quarter of 2006 compared to total revenues of $1,277,202 in the first quarter of 2006 and $1,093,089 in the second quarter of 2005. The operating loss for the three months ended June 30, 2006 was $1,332,259 compared to $1,712,088 and $1,230,238 for the three months ended March 31, 2006 and June 30, 2005, respectively. With the adoption of the new equity-based compensation standards under SFAS 123R effective January 1, 2006, the non-cash charge for stock-based compensation increased to $219,472 in the second quarter of 2006 from $25,499 in the second quarter of 2005. Stock based compensation for the first quarter of 2006 was $229,637. During the second quarter of 2006, the company recorded a deemed dividend of $1,031,703 representing the beneficial conversion feature associated with its Series A-1 Preferred Stock as a result of the automatic adjustment in the conversion price for such shares and the exercise price of the related warrants to $0.50 per share, as well as the adjustment in the number of shares issuable upon exercise of the warrants, following stockholder ratification of the financing in May 2006. Also during the second quarter, the company recorded a non-cash charge of approximately $109,000, which represents amortization of debt discount and deferred debt offering costs related to the issuance of approximately $3.6 million (June 30, 2006 principal amount of approximately $1.2 million) of convertible promissory notes in March 2004. Corresponding charges in the first quarter of 2006 and second quarter of 2005 were approximately $117,000 and $203,000, respectively. Including these non-cash charges, VCampus reported a net loss to common stockholders in the second quarter of $2,624,342, or $0.27 per share, compared to a net loss to common stockholders of $1,907,393, or $0.20 per share, for the first quarter of 2005 and $1,456,104, or $0.15 per share, in the second quarter of 2005.

For the six months ended June 30, 2006, the company reported revenue of $2,684,870, compared to $2,221,671 for the same period in 2005. The operating losses for the six months ended June 30, 2006 and 2005 were $3,044,747 and $2,652,456, respectively. Including a deemed dividend of $1,031,703 in the 2006 period, stock based compensation of $449,109 and $74,494 for the 2006 and 2005 periods, respectively and approximately $225,000 and $650,000 of non-cash debt discount and deferred debt offering costs amortization for the 2006 and 2005 periods, respectively, VCampus reported a net loss to common stockholders of $4,531,735 ($0.47 per share) for the first six months of 2006, compared to $3,358,777 ($0.37 per share) for the same period in 2005.

The company ended the quarter with approximately $2.1 million in cash compared to approximately $3.2 million in cash on March 31, 2006.

“The acquisition of Prosoft brings VCampus the valuable CIW and CTP certifications, making us a certification owner, as well as a provider of certification preparation education. We are proceeding with our plan to convert Prosoft’s primarily print-based materials into online versions to take advantage of the reach and margins inherent in electronic delivery,” said Nat Kannan, Chairman and CEO of VCampus Corporation.

“I am pleased to report that, not only were we able to close on the Prosoft acquisition on schedule, but also that the integration work is proceeding in line with our projections. We have already implemented most of the cost saving measures we planned and should start to see the financial benefits of those efforts in the third quarter,” said Christopher Nelson, Chief Financial Officer.

Conference Call and Webcast

Mr. Kannan and Mr. Nelson will hold a conference call to discuss the second quarter financial results, business outlook and the Prosoft acquisition integration. The call is scheduled for 4:30 PM Eastern Time on August 22, 2006. Interested parties may participate by dialing (800) 901-5259. International callers may dial (617) 786-4514. Please enter the passcode 37179650.

This call is also being webcast by Thomson/CCBN and can be accessed at the VCampus web site at www.vcampus.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available via telephone from approximately 6:30 PM Eastern Time on August 22, 2006 until 6:30 PM Eastern Time on August 29, 2006. To listen to the replay, participants in the U.S. and Canada should dial (888) 286-8010, and international participants should dial (617) 801-6888. The conference ID for the replay is 70897730.

About VCampus®

VCampus Corporation (OTCBB:  VCMP.OB), a provider of comprehensive e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content. Through its innovative Select Partner(TM) Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs. The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered more than 3 million courses to more than 1 million desktops/users in professional credentialing and certification organizations, associations, non-profits, corporations, and government agencies. VCampus distributes a courseware library of more than 3,800 web-based courses. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” and “Select Partner” are registered trademarks of VCampus Corporation.

About Prosoft Learning, a VCampus Company

Prosoft offers content and certifications to enable individuals to develop and validate critical Information and Communications Technology (ICT) workforce skills. Prosoft is a leader in the workforce development arena, working with state and local governments and school districts to provide ICT education solutions for high school and community college students. Prosoft has created and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW job-role certification program for Internet technologies and the CCNT (Certified in Convergent Network Technologies) certification, and manages the CTP (Convergence Technologies Professional) vendor-neutral certification for telecommunications. To learn more, visit www.ProsoftLearning.com, www.ComputerPREP.com, www.CIWcertified.com and www.CTPcertified.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “designed to,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) uncertainties regarding our ability to achieve growth organically or otherwise and to consummate and integrate any acquisitions, including Prosoft; and (5) growing competition. For additional information regarding risk factors that could affect our future results, please refer to the discussions of “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and other SEC filings.

VCAMPUS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Revenues:
Online tuition revenues	$1,029,061	$850,538	$2,052,156	$1,930,795
Development and other revenues	64,028	251,200	169,515	448,145
Content revenues	—	227,707	—	227,707
Certification revenues	—	78,223	—	78,223
Net revenues	1,093,089	1,407,668	2,221,671	2,684,870
Costs and expenses:
Cost of revenues	390,094	489,249	849,562	902,343
Sales and marketing	405,745	412,019	924,154	792,898
Product development and operations	696,697	678,527	1,409,429	1,353,223
General and administrative	391,881	592,699	834,451	1,077,499
Sales and use tax assessment	—	—	—	400,000
Depreciation and amortization	413,411	347,961	782,037	754,145
Stock-based compensation	25,499	219,472	74,494	449,109
Total costs and expenses	2,323,327	2,739,927	4,874,127	5,729,217
Loss from operations	(1,230,238)	(1,332,259)	(2,652,456)	(3,044,347)
Interest expense and amortization of debt discount and debtoffering costs, net	(225,866)	(110,454)	(706,321)	(240,054)
Net loss	$(1,456,104)	$(1,442,713)	$(3,358,777)	$(3,284,401)
Dividends to preferred stockholders	—	(1,181,629)	—	(1,247,334)
Net loss attributable to common stockholders	$(1,456,104)	$(2,624,342)	$(3,358,777)	$(4,531,735)
Net loss per share, basic	$(0.15)	$(0.27)	$(0.37)	$(0.47)
Net loss per share — assuming dilution	$(0.15)	$(0.27)	$(0.37)	$(0.47)

VCAMPUS CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2005	June 30, 2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,488,159	$2,137,278
Accounts receivable, net	209,338	882,650
Loans receivable from related party	15,453	—
Prepaid expenses and other current assets	325,818	301,730
Total current assets	3,038,768	3,321,658
Property and equipment, net	313,880	380,898
Capitalized software costs and courseware development costs, net	1,308,577	788,472
Other assets	231,859	198,582
Other intangible assets, net	257,006	1,729,732
Goodwill	328,317	1,093,750
Total assets	$5,478,407	$7,513,092
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,182,585	$2,110,956
Accrued expenses	479,316	1,037,222
Accrued sales and use tax liability	—	400,000
Capital lease obligation	—	28,624
Notes payable	191,796	265,348
Deferred revenues	469,280	1,239,214
Accrued dividends payable to preferred stockholders	14,312	57,925
Total current liabilities	2,337,289	5,139,289
Long-term liabilities:
Notes payable—less discount and current portion	479,489	443,755
Capital lease obligation - net of current portion	—	42,478
Total liabilities	2,816,778	5,625,522
Commitments and contingencies:	—	—
Stockholders’ equity:
Series A-1 convertible Preferred Stock	23	23
Series B-1 convertible Preferred Stock	—	24
Common Stock	95,921	97,817
Additional paid-in capital	105,418,644	109,219,535
Accumulated deficit	(102,852,959)	(107,384,694)
Accumulated other comprehensive loss	—	(45,135)
Total stockholders’ equity	2,661,629	1,887,570
Total liabilities and stockholders’ equity	$5,478,407	$7,513,092